EXHIBIT 99.1

	Approved:	Gary H. Schoenfeld President and Chief Executive Officer (562) 565-8267
FOR IMMEDIATE RELEASE
	Contact:	Chad A. Jacobs/Thomas M. Ryan Integrated Corporate Relations (203) 222-9013

VANS, INC. REPORTS SECOND QUARTER SALES AND EARNINGS

Santa Fe Springs, California, December 19, 2001 — Vans, Inc. (Nasdaq: VANS) today announced financial results for the second quarter of fiscal 2002 ended December 1, 2001.

Net sales for the quarter were $68.3 million versus $74.5 million last year with net income of $0.5 million versus $3.2 million and diluted earnings per share of $0.03 versus $0.21, in line with consensus estimates. For the first six months of fiscal 2002, sales were $186.4 million versus $175.1 million last year, net income was $11.9 million, versus $10.7 million, and diluted earnings per share was $0.64 compared to $0.72.

“While we were able to achieve our revised earnings projections for the quarter, the business climate remains challenging in the near-term,” said Gary H. Schoenfeld, President and Chief Executive Officer. “As a result of the very different retail environment of the past three months, we expect our results for the next two quarters to lag behind last year.* Looking ahead to June and the beginning of fiscal 2003, we are optimistic about our prospects and the ability to regain our previous momentum.”*

For the second quarter, total U.S. sales, including sales through Vans’ U.S. retail stores, were $49.2 million, versus $53.4 million for the same period a year ago. Sales through the Company’s U.S. retail stores decreased 6.3% to $23.1 million in the second quarter of fiscal 2002, from $24.7 million for the same period a year ago. Comparable store sales for the second quarter declined 8.9% versus the same period last year. U.S. wholesale sales in the second quarter were $26.1 million, versus $28.7 million a year ago. Total international sales were $19.1 million, down 9.5% from $21.1 million a year ago.

Mr. Schoenfeld continued, “The slowdown in consumer spending has adversely affected our retail and wholesale businesses. Having achieved twenty-seven consecutive quarters of comp store gains, we had a decline of almost 9% in the second quarter with our 95 California-based stores experiencing double-digit decreases in contrast to a positive mid-single digit increase for the rest of our stores. Our at-once business with the larger, family footwear chains was also particularly soft with the biggest bright spot being a better than 50% growth in our business with core skate and surf shops. Our international business was generally in line with what we had previously indicated, with particular strength in England and Japan offsetting sales below plan in Canada and South America.”

Gross margins for the quarter increased 520 basis points to 48.7% vs. 43.5% a year ago driven by changes in channel mix, along with better first margins and improved inventory management. Inventory decreased $7.2 million to $55.3 million from $62.5 million year-over-year. The Company’s balance sheet remains strong with $53.8 million in cash and shareholders’ equity of $210.4 million.

“Although we are experiencing more promotional pressure as we have entered this holiday season, which is the beginning of our third quarter, we were very pleased with the continued growth in gross margins in the second quarter along with our fourth consecutive quarter of year over year decline in total inventory, even with the addition of 16 more retail stores compared to last year,” Mr. Schoenfeld said.

Operating expenses during the quarter increased to $31.9 million from $26.8 million, due principally to the Company’s retail expansion over the past 12 months and negative leverage as a result of comp store declines since September 11.

Mr. Schoenfeld continued, “The combination of lower than expected sales and margin pressure in our retail stores and an especially promotional retail environment as a whole has prompted us to revise our guidance for the balance of the fiscal year. While we are still bullish about the future growth of the VANS brand and our potential to increase our share of the $15 billion athletic footwear market, near term we have adopted a more defensive strategy to combat these issues and are implementing a number of cost cutting and efficiency programs in addition to our continued focus on tight inventory management.*

The Company now expects third quarter sales and diluted earnings per share to range from $85 million to $87 million and $0.02 to $0.04, respectively, and flat to modestly profitable earnings for the fourth quarter.*

Mr. Schoenfeld added, “From a micro perspective, we expect our 2003 back-to-school product to be the best in the Company’s history; our athletes, the skateparks, the VANS Triple Crown™ Series, the VANS Warped Tour® and this spring’s release of Dogtown and Z-Boys should further build upon the awareness and connection to our brand; our retail comparisons obviously get easier next year and we expect to have approximately 15 more full price stores and five more skateparks in operation; and we should further realize the full benefits of our expense control initiatives as we begin this next fiscal year.”*

“On a macro level as we look to fiscal 2003, we expect the ripple effects of recent events and the subsequent impact on sales, margins and inventories to have largely worked themselves out and consumer confidence to return to more normalized levels.* Given our lower base in fiscal 2002, one of our goals for fiscal 2003 will be to achieve earnings growth that exceeds our historic target of 20%, and we anticipate being able to give more specific guidance for fiscal 2003 at the time of our third quarter release in March.”*

Mr. Schoenfeld concluded, “Core sports, and the associated lifestyle, continue to expand and we believe Vans’ leadership position continues to strengthen.* Our strategy is to continue to make an emotional connection with kids on a number of different levels ranging from products and retail stores, to athletes and skateparks, to events and video games and other forms of entertainment. Our breadth and depth of reach provides us with a unique platform to further our recognition as one of the premiere sports and lifestyle companies for the youth market and the ability to continue to build upon the successes we had achieved prior to last September.”*

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 10 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 155 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports,™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans’ Internet address is www.vans.com.

(Tables to Follow)

*These are forward-looking statements about the Company’s sales and earnings for the balance of fiscal 2002 and for fiscal 2003. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to expand and grow its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company’s target customers; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro on the Company’s European business; (viii) whether the Company’s current skateparks perform to expectations and whether future skateparks opened by the Company will be as successful as the Company’s current parks; and (ix) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended May 31, 2001, which is filed with the Securities and Exchange Commission.

Vans, Inc.
Condensed Consolidated Financial Summary Second Quarter of Fiscal Year 2002
Second Quarter of Fiscal Year 2002 and 2001
(Amounts in thousands, except per share amounts)

Statements of Operations

	Three Months Ended		Six Months Ended

	Dec 01,	Nov 25,	Dec 01,	Nov 25,
	2001	2000	2001	2000

Retail	$23,135	$24,690	$56,736	$50,681
National	26,075	28,707	79,247	75,444
International	19,123	21,122	50,410	48,973

	68,333	74,519	186,393	175,098
Cost of sales	35,073	42,067	97,794	98,501

Gross profit	33,260	32,452	88,599	76,597
Gross profit percentage	48.7%	43.5%	47.5%	43.7%
Operating expenses and income:
Selling and distribution	21,935	19,298	45,314	38,901
Marketing, advertising and promotion	7,085	4,465	18,356	12,481
General and administrative	2,865	2,625	7,134	6,327
Trademark/goodwill amortization	49	408	90	779

Total operating expenses	31,934	26,796	70,894	58,488
Operating profit	1,326	5,656	17,705	18,109
Operating profit percentage	1.9%	7.6%	9.5%	10.3%
Other (income) expense, net (a)	194	(323)	92	(678)
Interest (income) expense, net	(575)	628	(711)	1,355

Other income and expense	(381)	305	(619)	677
Earnings before income taxes and cumulative effect of accounting change	1,707	5,351	18,324	17,432
Income tax expense	512	1,819	5,497	5,927
Minority share of income	682	328	971	789

Earnings before cumulative effect of accounting change	513	3,204	11,856	10,716
Cumulative effect of accounting change	—	—	—	441
Net earnings	$513	$3,204	$11,856	$10,275

Earnings per share information:
Basic:
Weighted average shares outstanding	17,691	14,029	17,675	13,890
Income before cumulative effect of accounting change	$0.03	$0.23	$0.67	$0.77
Cumulative effect of accounting change	—	—	—	0.03

Net earnings per basic share	$0.03	$0.23	$0.67	$0.74

Diluted:
Weighted average shares outstanding	18,258	14,955	18,450	14,832
Income before cumulative effect of accounting change	$0.03	$0.21	$0.64	$0.72
Cumulative effect of accounting change	—	—	—	0.03

Net earnings per diluted share	$0.03	$0.21	$0.64	$0.69

Footnote:

(a)	Other income consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

Vans, Inc.
Condensed Consolidated Financial Summary Second Quarter of Fiscal Year 2002
(In thousands of Dollars)

Balance Sheets

	Dec 01,	Nov 25,
	2001	2000

ASSETS:
Current assets
Cash	$53,764	$11,920
Trade receivables	39,519	37,077
Inventory	55,278	62,449
Deferred income taxes	4,264	2,865
Other current assets	13,584	7,994

Total current assets	166,409	122,305
Property, plant and equipment, net	42,643	34,982
Intangible assets	26,407	25,339
Other assets	9,027	3,025

Total assets	$244,486	$185,651

LIABILITIES:
Short-term borrowings	$1,307	$22,986
Current liabilities	22,713	20,037
Restructuring costs	124	204
Other long-term liabilities	6,966	17,646

Total liabilities	31,110	60,873
Minority interest	3,006	2,800
Shareholders’ equity	210,370	121,978

Total liabilities and shareholders’ equity	$244,486	$185,651